Exhibit 10.1

OYO Geospace Corporation

FY 2007 Bonus Program

The FY 2007 bonus program is comprised of three different bonus pools, or “Tiers”. No bonuses are earned until after the company earns a 5% return on its Shareholder Equity, which allows the company to earn a minimum pretax profit of $3.8 million before any bonus accruals begin.

Tier 1 Program: The Tier 1 bonus pool is a company-wide “profit sharing.” The Tier 1 program allows every employee in the company (except our Russian employees who are rewarded under a small local plan) to proportionally share in the company’s profits based on each employee’s relative payroll. The Tier 1 program focuses each employee toward maximizing the company’s profits, improving the company’s cohesiveness and morale. The Tier 1 bonus pool will be established by accruing 30% of consolidated pretax profits (before bonus) exceeding $3.8 million and up to $8.8 million. This bonus pool is capped at $1.5 million.

Tier 2 Program: The Tier 2 program is comprised of approximately 60 employees. This program begins only after the Tier 1 program is fully funded. Therefore, the Tier 2 bonus pool will be built by accruing 30% of consolidated pretax profits (before bonus) exceeding $8.8 million and up to $13.0 million, resulting in a bonus pool of $1.3 million. The Tier 2 bonus program covers employees in five different groups: seismic exploration, seismic reservoir, offshore cables, thermal solutions and a general support group. Each group has predefined goals to achieve in FY 2007 in order to earn a bonus in the Tier 2 program. If certain goals are not met, upon approval from the Compensation Committee, the unearned portions will be distributed on a discretionary basis.

Tier 3 Program: There are three senior executive officers in the Tier 3 program. This program begins only after the Tier 1 and Tier 2 programs are fully funded. Therefore, the Tier 3 bonus pool will be established by accruing 30% of consolidated pretax profits (before bonus) exceeding $13.0 million and up to $14.6 million. If the company achieves pretax profits of up to $14.6 million, a bonus pool of $480,000 will be created with each senior officer earning a bonus of $160,000 if the maximum limit were achieved.